QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.3.10

CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION OF
AMERICAN MULTI-CINEMA, INC.

        Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned corporation certifies as follows:

          1.     The present name of the corporation is: American Multi-Cinema, Inc. The name under which it was originally organized was: American Royal Cinema, Inc.

          2.     An amendment to the Corporation's Articles of Incorporation was adopted by the shareholders on August 21, 2007.

          3.     The corporation's Articles of Incorporation were amended and restated so that, as amended and restated, such Articles shall be as follows:

AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
AMERICAN MULTI-CINEMA, INC.

        FIRST.    The name of the corporation is: American Multi-Cinema, Inc.

        SECOND.    The address of its registered office in the State of Missouri is 120 S. Central Ave., Clayton, Missouri, 63105 and the name of its registered agent at such address is CT Corporation System. The corporation may change its registered agent and address in accordance with RSMo. §351.375.

        THIRD.

          (a)   The corporation shall have authority to issue 8,800,000 shares of common stock, each with a par value of $0.0625.

          (b)   Each shareholder shall be entitled to one vote for each share of the corporation's outstanding common stock held of record by such shareholder on every matter submitted to a vote of the corporation's shareholders.

          (c)   No holder of any shares of the corporation shall be entitled as such, as a matter of right, to purchase or subscribe for any shares of stock of the corporation of any class, whether now or hereafter authorized or whether issued for cash, property or services or as a dividend or otherwise, or to purchase or subscribe for any obligations, bonds, notes, debentures, other securities of stock convertible into shares of stock of the corporation or carrying or evidencing any right to purchase shares of stock of any class.

        FOURTH.    The name and place of residence of the incorporator is as follows: James L. Vianni, 25 East 67th Street, Kansas City, Missouri 64113-2401.

        FIFTH.    The number of directors shall be fixed by, or in the manner provided in, the corporation's bylaws.

        SIXTH.    The duration of the corporation is perpetual.

        SEVENTH.    The corporation is formed for the purpose of engaging in any lawful business.

        EIGHTH.    No director shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 351.345 of the Missouri

General and Business Corporation Law, and amendments thereto, or (d) for any transaction from which the director derived an improper personal benefit.

        NINTH.

          (a)   All powers of management, direction and control of the corporation shall be vested in the Board of Directors.

          (b)   The bylaws of the corporation may from time to time be altered, amended or repealed, or new bylaws may be adopted, in either of the following ways: by an affirmative vote of the holders of a majority of the corporation's outstanding shares entitled to vote, or by an affirmative vote of a majority of the corporation's directors then in office. Any change in the bylaws made by the corporation's shareholders may thereafter be further changed by the corporation's Board of Directors, unless the shareholders in making such change shall otherwise provide.

        TENTH.    Any person, upon becoming the owner or holder of any shares of stock or other securities issued by the corporation, does thereby consent and agree that all rights, powers, privileges, obligations or restrictions pertaining to such person or such shares of stock or other securities in any way may be altered, amended, restricted, enlarged or repealed by laws of the State of Missouri or of the United States of America hereinafter adopted. The corporation reserves the right to amend or repeal these Articles of Incorporation or to take any other action as required or allowed by such laws, and all rights of the owners and holders of any shares of stock or other securities issued by the corporation are subject to this reservation.

        ELEVENTH.    The corporation shall indemnify to fullest extent permitted by law any individual who is or was a director, officer, employee or agent of the corporation, or any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Without limiting the foregoing, the corporation shall indemnify any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, unless such person's conduct is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

          4.     Of the 8,800,000 shares outstanding, 8,800,000 of such shares were entitled to vote on such amendment.

  The number of outstanding shares of any class entitled to vote thereon as a class were as follows:

Class	No. of Outstanding Shares
Voting Common	8,800,000

          5.     The number of shares voted for and against the amendment was as follows:

Class	No. Voted For	No. Voted Against
Voting Common	8,800,000	0

          6.     The amendment does not provide for an exchange, reclassification, or cancellation of issued shares, or a reduction in the number of authorized shares of any class below the number of issued shares of that class.

        In Affirmation thereof, the facts stated above are true and correct. (The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040,

RSMo.) This Certificate of Amendment to these Articles of Incorporation has been signed this 21st day of August, 2007.

AMERICAN MULTI-CINEMA, INC.
By:	Kevin M. Connor Senior Vice President, General Counsel and Secretary

QuickLinks

  Exhibit 3.3.10